CANADA SOUTHERN PETROLEUM LTD.

#250, 706 – 7th Avenue S.W.

Calgary, Alberta, Canada T2P 0Z1

NOTICE OF MEETING

NOTICE IS HEREBY GIVEN that the Annual General and Special Meeting of the Shareholders of Canada Southern Petroleum Ltd. (the "Corporation") will be held in the Plaza Room at The Metropolitan Centre, 333 – 4th Avenue S.W., Calgary, Alberta, Canada on Thursday, June 9, 2005 at 11:00 a.m. (Calgary time) to receive and consider the report of the auditors and the financial statements for the year 2004 and for the following additional purposes:

1.

to elect the directors of the Corporation;

2.

to appoint independent auditors of the Corporation for the fiscal year ending December 31, 2005;

3.

to consider a shareholder proposal; and

4.

to transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

This notice and information circular are being sent to shareholders of record at the close of business on May 9, 2005.  Proxies should be returned in the reply envelope provided.

By Order of the Board of Directors,

“John W. A. McDonald”

John W. A. McDonald

President and Chief Executive Officer

April 27, 2005